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                                  EXHIBIT 5.1


                        BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                                  SPEAR TOWER
                        SAN FRANCISCO, CALIFORNIA 94105
                           TELEPHONE: (415) 442-0900
                           FACSIMILE: (415) 442-1010


                               November 26, 1997


Calpine Corporation
50 West San Fernando Street
San Jose, California 95113

Ladies and Gentlemen:

     We have acted as counsel to Calpine Corporation, a California corporation (the "Company"), in connection with its registration of $275,000,000 of 8-3/4% Senior Notes Due 2007 (the "Senior Notes") proposed to be issued by the Company as described in the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Senior Notes have been duly authorized, and when sold and issued by the Company, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                   Very truly yours,


                                   BROBECK, PHLEGER & HARRISON LLP